EXHIBIT 10.14

Newbridge  Securities  Corp.

Finders'  Fee Agreement

November 1, 2016

Brian Mertz, CEO NABUFIT Global, Inc. East  1820 North

Orem, UT 84097

Re: Finders Engagement with Newbridge Securities Corporation

Mr. Mertz:

This letter confirms the understanding and agreement (the "Agreement") between NABUFIT Global, Inc. (the "Company") and Newbridge Securities Corporation ("Newbridge") as  follows:

1. Engagement; Services. The Company hereby engages Newbridge to be a non-exclusive finder in connection with an equity financing, or similar transaction involving the Company and/or its affiliates in one or more transactions (each, a "Equity Transaction").

Newbridge does not guarantee that Company will obtain financing,  on favorable  terms  or otherwise, from any person found or introduced to Company by Newbridge. Company is not  obligated to  accept  any introductions or to enter into negotiations or transactions with any such person, bu,t may do so in its sole discretion.

2. Term. The term of this Agreement shall be three (3) months, commencing on the effective date hereof (defined below), and shall continue for successive thirty (30) day periods thereafter unless sooner canceled by either party on at least thirty (30) days prior written notice (the "Term"). The expiration of the Term of this Agreement or the Company's prior termination shall not affect: (a) the Company's obligation to pay any and all fees and/or expenses pursuant to Section 3, or any other amounts payable to Newbridge under this Agreement unless the termination is for willful or negligent misconduct by Newbridge or any actions that may cause real or reputational harm to the Company; (b) the Confidentiality provisions of Section 7, below; or (c) the Company's indemnification obligations as provided in Section 5, below.

3. Fees and Expenses. The Company shall pay to Newbridge a total Investment Banking Work and Due Diligence fee of ten thousand dollars ($10, 000). The ten thousand dollars ($10,000) will be due and payable upon the execution of this Agreement.

Upon the consummation of an Equity Transaction, the Company shall pay to Newbridge a fee payable in cash equal to ten percent (10%) of the Equity Transaction amount and warrants equal to ten 10% of the Equity  Transaction  amount  and  exercisable  at  the  same  price  offered  to  investors  in  the Equity

5200 Town Center Circle Tower One. Suite 306 Boca Haton, FL 33486

Telephone:  561.395.1220    Fax: 561.229 :1531

Investment Advisory Services offered through Newbridge Financial Service'., Croup, Inc. an SEC Registered Investment Advisor

Transaction (the "Equity Transaction Fee"). The Equity Transaction Fee shall be due and payable simultaneously with the Company receiving the proceeds of the Equity Transaction.

If a transaction is in the form of debt rather than equity ("Debt Transaction"), the Company shall pay to Newbridge a fee payable in cash equal to five percent (5%) of the Debt Transaction amount (the "Debt Transaction Fee"). The Debt Transaction Fee shall be due and payable simultaneously with the Company receiving the proceeds of the Debt Transaction. No warrants will be granted to Newbridge under a Debt Transaction.

In the case of an Equity or Debt Transaction, the Transaction amount is equal to the gross value of any Transaction (including, but not limited to, funds raised, or any other value received as a result of Newbridge's activities) during the term of this Agreement (including any extensions) or within one year thereafter as to any Transaction for which Newbridge has been a procuring cause, Newbridge will be  paid its fees as set forth above and as described below. Please use the following information for the payment of all Equity Transaction or Debt Transaction Fees:

Citibank, N.A.

Fort Lauderdale, FL

ABA#  266086554

SWIFT#  CITIUS33

Account#  3200036026

For Benefit of:

Newbridge Securities Corporation 5200 Town Center Circle

Tower  One, Suite 308

Boca Raton, FL 33486

For the purpose of calculating the Equity Transaction fee or Debt Transaction Fee, the Transaction Value shall be the total proceeds and other consideration paid as and when received in connection with a Transaction.

During 12 months following the termination of this Agreement for any  reason, if the Company  closes  an Equity Transaction or Debt Transaction with any party which (i) Newbridge contacted or with whom Newbridge had discussions regarding a potential Equity Transaction or Debt Transaction during the term of this Agreement, which party had been disclosed in writing to the Company prior to the termination of this Agreement or (ii) has received from the Company the material information memorandum or any  other written materials prepared by Newbridge concerning the Company and/or the proposed Equity or Debt Transaction, Newbridge shall be entitled to receive its Equity or Debt Transaction Fee upon the consummation of such Equity or Debt Transaction as if no such termination had occurred.

Newbridge shall bear its own internal expenses with respect to the services it renders, but Company  shall be responsible for all expenses paid to third parties, including but not limited to all filing fees, shipping and delivery expenses, costs of third-party services such as attorneys or accountants, etc. The

5200 Town Center Circle Tower One. Suite 306 Boca Haton, FL 33486

Telephone:  561.395.1220    Fax: 561.229 :1531

Investment Advisory Services offered through Newbridge Financial Service'., Croup, Inc. an SEC Registered Investment Advisor

Company shall pay for any travel expenses related to Newbridge activities with regards to this engagement for which supporting invoices are provided to the Company provided that the travel is approved by the Company. If the Company should fail to provide requisite expense funding, Newbridge shall not be responsible for any resulting delays. Newbridge shall not be required to advance its own funds in payment of expenses which are to be paid or reimbursed.

Additionally, and regardless of whether any Equity or Debt Transaction is consummated,  Newbridge  shall be entitled to reimbursement of its reasonable external out-of-pocket expenses incurred from time  to time during the term hereof in connection with the services to be provided under this Agreement, promptly after invoicing the Company therefore. Newbridge  shall obtain the Company's prior  approval  of any expense over $500.

4. Information. The Company will furnish Newbridge with such information regarding the business and financial condition of the Company as is reasonably requested, all of which will be, to the Company's  best knowledge, accurate and complete in all material respects at the time furnished. The Company further represents and warrants that any projections have been prepared in good faith based upon  assumptions which, in the light of the circumstances under which they are made, are reasonable. The Company will promptly notify Newbridge if it learns of any material misstatement in,  or  material  omission from, any information previously delivered to Newbridge. Newbridge may rely, without independent verification, on the accuracy and completeness of all  information  furnished  by  the Company or any other potential party to any Transaction. The Company  understands that Newbridge  will not be responsible for independently verifying the accuracy of such information, and shall not be  liable for any inaccuracies therein. Except as may be required by law or court process, any opinions or advice (whether written or oral) rendered by Newbridge pursuant to this Agreement are intended solely for the benefit and use of the Company, and may not be publicly disclosed in any manner or made available to third parties (other than the Company's management, directors, advisers, accountants and attorneys) without the prior written consent of Newbridge, which consent shall not be unreasonably withheld.

5. Indemnification; Standard of Care. The Parties agrees to indemnify and hold harmless each other, their affiliates, and their respective past, present and  future  directors,  officers,  shareholders, employees, and agents (the "Indemnified Parties") to the fullest lawful extent from and against any and all losses, claims, damages or liabilities (or actions in respect thereof), arising out of or related to this Agreement, any actions taken or omitted to be taken (including acts or omissions constituting ordinary negligence) in connection with the Agreement, or any transaction  or  proposed  transaction  contemplated by the Agreement; provided, however, a Party shall not be liable under the foregoing indemnity and reimbursement agreement for any loss, claim, damage or liability which is finally judicially determined to have resulted primarily from the willful misconduct or gross negligence  of  any  Indemnified Party.

6. Other Services. To the extent Newbridge receives a written request from the Company to perform  any business or financial advisory services which are not within the scope of this Agreement, the fees for such services shall be mutually agreed upon by Newbridge and the Company in writing, in advance, depending on the level and type of services required, and shall be in addition to the fees and expenses described herein above. Except as set forth in the preceding sentence, if Newbridge is called upon to render services directly  or indirectly relating to the subject matter of this Agreement  (including, but    not

5200 Town Center Circle Tower One. Suite 306 Boca Haton, FL 33486

Telephone:  561.395.1220    Fax: 561.229 :1531

Investment Advisory Services offered through Newbridge Financial Service'., Croup, Inc. an SEC Registered Investment Advisor

limited to, producing documents, answering interrogatories, giving depositions, giving expert or other testimony, and whether by subpoena, court process or order, or otherwise), the Company shall pay Newbridge's then-current hourly rates for the persons involved for the time expended in rendering such services, including, but not limited to, time for meetings, conferences, preparation and travel, and all related reasonable out-of-pocket costs and expenses, and the reasonable legal fees and expenses of Newbridge's legal counsel incurred in connection therewith.

7. Non-Circumvention. The Parties hereby agree themselves, their officers, directors, agents, associates and any related parties, that they will not, directly or indirectly, contact, deal with or otherwise become involved with any entity or any other entities or parties introduced, directly  or  indirectly, by or through  the other party, its officers, directors, agents or associates, for the purpose of avoiding the payment to  the Company of profits, fees or otherwise, within the term of this Agreement and for twelve months thereafter,         without         the         specific        written         approval         of         the          Company.

8. Confidentiality. As used in this Agreement, the term "confidential information" means  any information which the disclosing party keeps secret from its business competitors and the public. Each party agrees that the confidential information disclosed by the other party and  all  rights  pertaining thereto will remain the property of such party and, except  as may  be agreed in writing by the parties,  the receiving party shall hold the confidential information in trust and confidence, shall not  disclose or  use the confidential information for any purpose other than the benefit of the disclosing party, and shall use at least the same level of care as it uses to protect its own confidential information  of  a similar nature, but no less than a reasonable degree of care.

9. Attorneys' Fees. If any party to this Agreement brings an action directly or indirectly based upon this Agreement or the matters contemplated hereby against another party, the prevailing party shall be entitled to recover, in addition to any other appropriate amounts, its reasonable costs and expenses in connection with such preceding including, but not limited to, reasonable attorneys' fees and court   costs.

10. Credit. Upon consummation of any Transaction: (i) Newbridge may, at its own expense, place announcements in financial or other newspapers and other periodicals (such as a  customary "tombstone" advertisement) describing it services in connection therewith, subject to Company's review and approval, which shall not be unreasonably withheld; and (ii) the Company shall at its own expense  be free to issue press releases or publish any factual statement concerning the consummation of any Transaction that contain the name of Newbridge, subject to Newbridge's review and approval, which  shall not  be unreasonably withheld.

11. Effective Date. The effective date of this Agreement shall be the date on which this Agreement is accepted and approved by the Company, as indicated in its acceptance below.

12. Miscellaneous. This Agreement shall be binding upon the parties hereto and their  respective  successors and  permitted  assigns.  Nothing in this  Agreement,  express  or  implied,  however,  is intended to confer or does confer on any person or entity, other than the parties hereto and  their  respective  successors and permitted assigns and the Indemnified  Parties,  any rights or remedies  under  or by reason  of  this Agreement  or as a result of the services to  be rendered  by Newbridge    hereunder.

5200 Town Center Circle Tower One. Suite 306 Boca Haton, FL 33486

Telephone:  561.395.1220    Fax: 561.229 :1531

Investment Advisory Services offered through Newbridge Financial Service'., Croup, Inc. an SEC Registered Investment Advisor

The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect pursuant to the terms hereof.

The failure of one party to require performance of any provision shall not  affect that party's  right to require performance at any time thereafter, nor shall a waiver of any breach  or  default of  this Agreement constitute a waiver of any subsequent breach or default    or a waiver of the provision itself.

The Company agrees that it will be solely responsible for ensuring that any Equity Transaction or Debt Transaction complies with applicable law.

This Agreement incorporates the entire understanding of the parties regarding  the  subject  matter hereof, and supersedes all previous agreements or understandings regarding the same, whether written or oral.

This Agreement may not be amended, and no portion hereof may be waived, except in a writing duly executed by both parties.

Any dispute related to this Agreement shall be referred for  binding arbitration  per ARC guidelines, in New York, New York pursuant to the rules of the State of Delaware. The prevailing party in any such arbitration shall be entitled to recover reasonable costs and reasonable attorney's  fees in  connection with any award.

THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF Delaware, WITHOUT REGARD TO SUCH STATE'S RULES CONCERNING CONFLICTS OF LAWS. EACH OF NEWBRIDGE AND THE COMPANY (ON ITS OWN BEHALF AND, TO THE EXTENT PERMITTED BYAPPLICABLE LAW, ON BEHALF OF ITS EQUITY HOLDERS) WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) RELATED TO OR ARISING OUT OF THE ENGAGEMENT OF NEWBRIDGE PURSUANT TO, OR THE PERFORMANCE BY NEWBRIDGE OF THE SERVICES CONTEMPLATED BY, THIS AGREEMENT.

We look forward to working with you. Please confirm that the foregoing terms are in accordance  with your understanding by signing and returning the enclosed copy of this Agreement.

NEWBRIDGE SECURITIES CORPORATION

By:	Dated: 26 October 2016
Managing Director-Investment Banking

ACCEPTED AND AGREED:
NABUFIT GLOBAL

By:	Dated: 1 November 2016
Robert Bench; Chief Financial Officer

5200 Town Center Circle Tower One. Suite 306 Boca Haton, FL 33486

Telephone:  561.395.1220    Fax: 561.229 :1531

Investment Advisory Services offered through Newbridge Financial Service'., Croup, Inc. an SEC Registered Investment Advisor